FILE NO. 333-72846
FILED UNDER RULE 424(b)(3)

PROSPECTUS SUPPLEMENT

To Prospectus dated November 28, 2001

UNIVERSAL DISPLAY CORPORATION

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This prospectus supplement supplements the prospectus dated November 28, 2001, relating to the resale of up to 2,737,620 shares of our common stock, par value $.01 per share, by certain of our shareholders. The Prospectus was filed as part of our Registration Statement on Form S-3 (No. 333-72846).

No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us or the selling shareholders.  This prospectus supplement and the prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

Since the date of the prospectus, warrants to purchase an aggregate of 214,746 shares of our common stock, originally issued to Strong River Investments, Inc., a selling shareholder named in the “Selling Shareholders” table in the prospectus, have been transferred to Capital Ventures International (the “Transferee”), which was not named as a selling shareholder in the prospectus.  The Transferee has requested that it be included as a selling shareholder in the prospectus.  Accordingly, the “Selling Shareholders” table of the prospectus is supplemented by the information in the table below to include the Transferee with respect to the shares that were transferred to it, as indicated below. The total number of shares of our common stock offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

Name of Selling Shareholder	Number of Shares Beneficially Owned Before Offering(1)	Maximum Number of Shares Being Offered	Beneficial Ownership After Resale of Shares
			Number of Shares	Percent

Capital Ventures International	214,746	214,746	0	--
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(1)	Consists of shares of common stock that may be acquired immediately upon exercise of warrants.

January 19, 2011